Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION TO PRESENT AT IPAA FLORIDA OIL AND GAS INVESTOR SYMPOSIUM

HOUSTON, TX – February 3, 2014 - SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW)(“SAE” or “the Company”) today announced that Ryan Abney, Vice President of Capital Markets and IR, will be presenting at the Independent Petroleum Association of America Oil and Gas Investor Symposium on Wednesday, February 12, 2014.

The conference is being held at the Ritz-Carlton in Fort Lauderdale, FL. SAE is scheduled to present at 1:00 p.m. local time. A copy of the presentation materials will be made available on the Investors section of SAE’s website at www.saexploration.com. In addition to the slides, a live webcast of the presentation can be accessed at http://www.investorcalendar.com/CEPage.asp?ID=172119.

About SAExploration Holdings, Inc.

SAE is a leading, vertically-integrated provider of 2D, 3D and 4D seismic data and logistical services with operations throughout South America, North America, and Southeast Asia. SAE specializes in logistically complex regions of the world, and provides a wide range of services to its clients, including surveying, program design, logistical support, data acquisition, processing, infrastructure implementation, camp services, catering, environmental assessment and community relations. SAE services its multinational client base from offices in Canada, Alaska, Peru, Colombia, Bolivia, New Zealand, Malaysia and Brazil. For more information, please visit www.saexploration.com.

The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the SEC.

Forward Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," “will,” “should” and variations of these words. These forward-looking statements may include statements regarding SAE’s financial condition, results of operations and expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, substantial international business exposing SAE to currency fluctuations and economic, political and military uncertainties, and other risks incorporated by reference to SAE’s filings with the SEC. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the SEC. The information set forth herein should be read in light of such risks. Except as required by law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Capital Markets & Investor Relations

(281) 258-4409

rabney@saexploration.com